[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                                                  EXHIBIT 10.7.4

                               FOURTH AMENDMENT TO
                  TECHNOLOGY DEVELOPMENT AND SERVICES AGREEMENT


            This Fourth Amendment to Technology Development and Services Agreement (this "Amendment") is made and entered into as of March 31, 2002 by and between Lynx Therapeutics, Inc., a Delaware corporation, and its majority-owned subsidiaries (including Spectragen, Inc.) (collectively, "Lynx"), and Aventis CropScience GmbH, a German corporation ("CropScience" and, formerly, "AgrEvo").

                                    RECITALS

            A. The parties hereto (or their predecessors) previously entered into that certain Technology Development and Services Agreement dated as of October 2, 1995, as amended by the First Amendment to Technology Development and Services Agreement dated as of September 1, 1997, as further amended by the Amended and Restated First Amendment to Technology Development and Services dated as of May 1, 1998, the Second Amendment to Technology Development and Services Agreement dated as of March 1, 1999, the Third Amendment to Technology Development and Services Agreement dated as of December 1, 1999 (the "Third Amendment"), the letter agreement dated March 16, 2001, the letter agreement dated November 8, 2001 and the letter agreement dated December 13, 2001 (collectively, as amended, the "Original Agreement").

            B. The Original Agreement [ * ] its subscription pursuant to Section
2.4. of the Original Agreement.

            C. Pursuant to the Original Agreement, the parties jointly developed certain technologies for use in identifying (among other things) whether [ * ].

            D. The parties desire to create a Fourth Amendment to Technology Development and Services Agreement to extend the term of the Original Agreement and incorporate certain terms and conditions relating to the new technology, all as described more fully herein.

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the foregoing premises and the covenants and promises contained in this Agreement, the parties hereby agree as follows:

      1. [ * ] Technology. The Original Agreement shall be amended by adding new Sections 1.7, 1.8 and 1.9 as follows:



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            1.7 "[ * ] Technology" means a Megasort based assay of a [ * ], which shall have such performance characteristics as identified from time to time by the JRC, as well as any additional technology arising out of performance under the [ * ] Development Plan.

            1.8 "[ * ] Development Plan" means the science plan agreed upon by CropScience and approved by Lynx relating to the joint development of the [ * ] Technology, pursuant to which the [ * ] Technology will be developed within [ * ] from the date of execution of this Amendment.

            1.9 "Product Launch" means such time as the JRC determines the [ * ] Technology may be offered commercially to the public market.

            1.10 "Net Profits" shall mean Net Sales or Revenues less: Cost of Sales or Revenues; and marketing, selling and general and administrative expenses directly related or appropriately allocable to generating Net Sales or Revenues.

            1.11 "Net Sales" or "Revenues" shall mean gross sales or revenues received by Lynx Therapeutics, Inc. and/or its divisions, affiliates, business units, subsidiaries and sublicensees from: (i) the sale of products using or incorporating the [ * ] Technology; and/or from (ii) licensing-out the [ * ] Technology; and/or from (iii) the services provided by Lynx to third parties by making use of the [ * ] Technology sold in arm's length transactions with unaffiliated third parties in the ordinary course of business, after deduction of the following items: (a) trade, cash and quantity discounts or rebates actually allowed or taken;
      (b) credits or allowances given or made for rejection or return of previously sold products or for retroactive price reductions; (c) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of products and borne by the seller thereof;
      (d) and charges for freight and insurance directly related to distribution of the products or provision of services. Net sales shall not include sales or transfers of the product or service between Lynx and its divisions, affiliates, business units, subsidiaries and sublicensees unless such sale is considered a final sale of such product or service

            1.12 "Cost of Sales or Revenues" shall mean the sum of (a) the costs of goods produced and/or services performed, determined in accordance with generally accepted accounting principles in the United States as applied by Lynx, including but not limited to costs of direct labor, direct materials, and other direct items, as well as allocable overhead; and (b) any reasonable royalties due to third parties with respect to licensed-in technology and that are directly allocable to the use of such technology in the application of [ * ] Technology.



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      2. Ownership of [ * ] Technology. Section 2.3 of the Original Agreement
shall be amended to add second and third paragraphs to read as follows:

            Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the [ * ] Technology is a new invention developed and jointly owned by Lynx Therapeutics, Inc. and Aventis CropScience N.V., an affiliate of CropScience pursuant to this Agreement. For the avoidance of doubt, the definition of "Confidential Information" set forth in Article 4 hereof includes the [ * ] Technology and know-how and other information related thereto. CropScience hereby grants to Lynx Therapeutics, Inc. an exclusive, non-assignable license to its rights in and to the [ * ] Technology to make, use, have made and sell products using or incorporating the [ * ] Technology, any patents or patent applications relating thereto and all related know-how.

      In consideration of this license grant, Lynx Therapeutics Inc agrees to pay to CropScience a royalty of [ * ] per cent ([ * ] %) on the Net Profits. Lynx Therapeutics, Inc. shall (i) diligently proceed with the development, manufacture and sale of services or products incorporating or based on the [ * ] Technology; and (ii) reasonably fill the market demand for such services or products following the Product Launch; and (iii) obtain all necessary governmental approvals for the manufacture, use and sale of such services or products. If Lynx Therapeutics, Inc. fails to perform any of the foregoing obligations, CropScience shall be granted sufficient rights by Lynx Therapeutics, Inc. to use and exploit the [ * ] Technology, any patents or patent applications relating thereto and all related know-how.

      Within ninety (90) days from the end of the calendar year in which Product Launch occurred and thereafter as long as royalties are due by Lynx Therapeutics, Inc., Lynx Therapeutics, Inc. shall provide CropScience a statement of Net Profits received and the applicable royalties in accordance with this Section 2. In addition, Lynx Therapeutics, Inc. shall keep, and shall require its affiliates and sublicensees to keep, accurate and correct records of all products manufactured, used and sold, license income received and services provided by Lynx Therapeutics, Inc. under this Amendment. Such records shall be retained by Lynx Therapeutics, Inc. for at least three (3) years following a given period. All records shall be available during normal business hours for inspection, upon at least thirty (30) days' prior written notice, at the expense of CropScience by an independent certified public accountant selected by CropScience for the sole purpose of verifying reports and payments. Such inspector shall not disclose to CropScience any information other than information relating to the accuracy of reports and payments made under this Amendment or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of ten percent (10%), then Lynx Therapeutics, Inc. shall pay the costs of the audit as well as any additional sum that would have been payable to CropScience had Lynx Therapeutics, Inc. reported correctly. For underpayment not in excess of ten percent (10%), Lynx Therapeutics, Inc. shall pay the difference within thirty (30) days without inspection cost.



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      All royalties due to CropScience shall be paid in United States Dollars within ninety (90) days from the end of the calendar year in which the net profits where received by Lynx Therapeutics, Inc. to the following bank account: [ * ] or to such other bank account notified to Lynx Therapeutics, Inc. from time to time. In the event payments are not received by CropScience when due, Lynx Therapeutics, Inc. shall pay to CropScience interest charges of one and a half percent (1.5%) per month without obligation for CropScience to serve prior notice.

            Lynx Therapeutics, Inc. shall have the first right, at its own expense, to prepare and file patent applications and maintain patents relating to the [ * ] Technology, and improvements, modifications or patentable know-how relating thereto, all in the joint name of Lynx Therapeutics, Inc. and Aventis CropScience N.V.

      3. Milestone Payment to Lynx. Section 2.4 of the Original Agreement shall be deleted in its entirety and replaced with the following:

            2.4 CropScience shall pay to Lynx [ * ] U.S. Dollars ($[ * ]) upon the Product Launch, which milestone payment shall be set-off against the prepayments made by CropScience as described in Section 3.9 hereof.

      4. CropScience Subscription. Section 3.9 of the Original Agreement shall be deleted in its entirety and replaced with the following:

            3.9 The parties acknowledge that CropScience has made prepayments totaling [ * ] U.S. Dollars (US $[ * ]) to Lynx in exchange for Analyses to be provided by Lynx and Lynx has performed Analyses with a total Value of $[ * ] for CropScience, which leaves a remaining credit of $[ * ] available (the "Credit") under the Agreement as of March 31, 2002. During the term of this Amendment, CropScience shall be entitled to receive from Lynx, without additional payment until the Credit has been exhausted, services under the [ * ] Development Plan and Analyses having an aggregate Value equal to $[ * ]. Irrespective of any services actually provided, (i) prior to the Product Launch, Lynx shall be deemed to have provided services under the [ * ] Development Plan to CropScience having an aggregate Value of [ * ] U.S. Dollars (US $[ * ]) during each calendar [ * ], commencing, [ * ], which amount shall be charged by Lynx against the Credit, and (ii) subsequent to the Product Launch, Lynx shall be deemed to have provided Analyses to CropScience having an aggregate Value of [ * ] U.S. Dollars (US $[ * ]) during each calendar [ * ], which amount shall be charged by Lynx against the Credit, until such time as the Credit has been exhausted. The "Value" of any single Analysis performed by Lynx for CropScience under the Agreement shall be equal to [ * ].

      5. Joint Research Committee. New Sections 3.10, 3.11, 3.12 and 3.13 shall be added to the Original Agreement to read as follows:



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            3.10 A Joint Research Committee ("JRC") shall be formed by the parties which shall comprise two (2) representatives from each of Lynx and CropScience or one of its Affiliates, each of whom shall be experienced in a relevant aspect of the [ * ] Technology. The parties shall designate their representatives to the JRC within ten (10) days of the date of this Amendment. Members of the JRC shall serve on such terms as shall be determined by the party designating such person for membership on the JRC. An alternate member designated by a party may serve temporarily in the absence of a member designated by such party. Each party shall bear its own costs for participating in the JRC. Each party may replace any of its representatives to the JRC at any time, and will inform the other party thereof in writing.

                  (a) The JRC shall hold meetings at such times and places as shall be determined by the JRC, but no less than once in every [ * ]. The JRC may conduct meetings in person or by teleconference or other means of communication. The JRC may, by mutual consent of the representatives of each party, invite other personnel of their organization to attend meetings of the JRC. On an alternating basis, the representatives of each Party shall be responsible for preparing, within a reasonable period, the minutes of each JRC meeting, such minutes to include in reasonable detail any actions taken by the JRC, issues requiring resolution, and resolutions of previously reported issues. The minutes shall be approved in writing by authorized representatives of Lynx and CropScience.

                  (b) Actions by the JRC pursuant to this Agreement shall be taken only with the unanimous approval of all of the representatives of the JRC, and any disputed matters shall be presented to executives of each of the parties for resolution. The JRC shall have no power to amend this Amendment and shall have only such powers as are specifically delegated to it hereunder. The JRC shall (i) encourage and facilitate ongoing cooperation and information and materials exchange between the parties as necessary for performance of the [ * ] Development Plan; (ii) evaluate progress and results of work under the [ * ] Development Plan and make recommendations to the parties for changes in the [ * ] Development Plan, if necessary; and (iii) evaluate and thereafter provide recommendations to the parties regarding whether milestone activities have been completed.

            3.11. Promptly following execution of this Amendment, the parties shall use commercially reasonable efforts to carry out the objectives of the [ * ] Development Plan. Such efforts will include devoting a level of manpower to the tasks of the [ * ] Development Plan that is appropriate in amount and level of skill to provide a reasonable expectation that the [ * ] Development Plan will be completed and Product Launch commenced within [ * ]. Subject to the term of



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      this Amendment, each party shall bear its own costs of carrying out its obligations under the [ * ] Development Plan.

            3.12 As of Product Launch, CropScience shall use commercially reasonable efforts to introduce, [ * ] all in the joint name of Lynx and CropScience. CropScience shall seek inclusion of the [ * ]. Only in the event CropScience fails to perform under this Section 3.12 may Lynx try to secure such inclusion.

            3.13 No party shall submit for written or oral publication or presentation any manuscript, abstract, writing, printed material or the like which includes data or any other information generated under the [ * ] Development Plan without first obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that if in the opinion of the non-publishing party, it is believed that any such publication contains (a) a patentable development, submission for publication shall be delayed to permit the filing of appropriate patent application or patent applications, but in no event shall such delay exceed ninety (90) days from the time either party receives such advanced copy of the proposed publication, or (b) a party's Confidential Information, such information shall be deleted from the proposed publication as requested in writing.

      6. Expiration. The first sentence of Section 5.1 of the Third Amendment shall be deleted in its entirety.

      7. Notices. Section 7.6 of the Original Agreement shall be amended by replacing the addresses for notices to the parties with the following:

      If to Lynx:

            Lynx Therapeutics, Inc.
            25861 Industrial Blvd.
            Hayward, CA 94545
            Fax:  510-670-9302
            Attn:  President and Chief Executive Officer

      If to CropScience:

            Aventis CropScience GmbH
            Industriepark Hochst - K 607
            Bruningstrasse 50
            D-65926 Frankfurt a. Main
            Germany
            Fax: + 49 69 305 83 454
            Attn: General Counsel



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      8. Entire Agreement. The Original Agreement, together with this Amendment, constitutes and contains the complete, final and exclusive understanding and agreement of the parties with respect to the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties respecting the subject matter hereof.

      9. Term. The term of this Amendment shall be for five years from the first date written above and extendable upon mutual agreement and upon extension of the Original Agreement. However, even after expiration of this Amendment, at first request of CropScience, Lynx shall render services with respect to the [ * ] Technology to CropScience and its affiliates under terms and conditions to be agreed upon by Lynx and CropScience, but the financial conditions of such services shall be no more than the cost that is charged for similar assays to third parties with a maximum of three (3) times Lynx's fully burdened cost.

      10. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California as applied to contracts entered into and to be performed in California, without reference to conflicts of laws.

      11. Counterparts. This Amendment may be executed in any number of counterparts and by facsimile signature, each of which shall be an original, but all of which together shall constitute one instrument.



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            IN WITNESS WHEREOF, the parties hereto have duly executed this
Fourth Amendment to Technology Development and Services Agreement by their duly authorized representatives as of the date first written above.


Lynx Therapeutics, Inc.                   Aventis CropScience GmbH


By:  /s/ Norman Russell                  By:  /s/ Sjut
   -----------------------------------       -----------------------------------
Name:    Norman Russell                  Name:    Volkert Sjut
Title:   CEO                             Title:   Managing Director

                                         By:  /s/ ppa. Falcke
                                            ------------------------------------
                                         Name:    Gunther Falcke
                                         Title:   General Counsel




[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.



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